Exhibit 1.01

Google Inc.
Conflict Minerals Report
For The Year Ended December 31, 2014

This Conflict Minerals Report for the year ended December 31, 2014 (this “CMR”) is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”), which requires certain reporting and disclosure related to conflict minerals. Conflict minerals are currently defined as cassiterite, columbite-tantalite, wolframite, gold, or their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”)1 for the purpose of this assessment. These requirements apply to registrants whatever the geographic origin of their conflict minerals and whether or not their conflict minerals fund armed conflict. Please refer to the Rule, Form SD, and SEC Release No. 34-67716 for definitions to the terms used in this CMR, unless otherwise defined herein.

In accordance with the Rule, if the registrant knows, or has reason to believe, that any of its products within the scope of the Rule contain 3TG that originated in the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”) and are not from recycled or scrap sources, then the registrant must exercise due diligence on the source and chain of custody of its 3TG and submit annually (as an exhibit to Form SD) a report to the U.S. Securities and Exchange Commission (the “SEC”) that includes a description of those due diligence measures and other required disclosures.

Statements in this CMR are based on our due diligence activities performed to date in good faith and are based on information available at the time of this filing, unless otherwise indicated. Factors that could affect the accuracy of these statements include, but are not limited to, incomplete supplier data or available smelter and refiner (collectively referred to as “smelters” in this CMR) data, errors or omissions by suppliers or smelters, ongoing certifications of smelters, continued guidance or amendments to the Rule, and other issues. Additionally, this CMR may contain forward-looking statements that reflect what we strive to achieve in the future as we continue to improve our responsible sourcing program. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties.

References to our website do not incorporate information from the website into this CMR.

Throughout this CMR, we use “Google,” “we,” “our,” and similar terms to refer to Google Inc. and its subsidiaries (collectively, “Google”), unless otherwise indicated. In October 2014, Google completed the sale of our Motorola Mobile business, and, as such, Motorola Mobile products considered in scope for this CMR are those manufactured for sale from January 1, 2014 through October 29, 2014, the date of disposal. Motorola has developed its own conflict minerals policy and program. Accordingly, we have structured this CMR to disclose Google’s and Motorola’s conflict minerals programs separately.

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1 The term “conflict mineral” is defined in Section 1502(e)(4) of the Dodd-Frank Wall Street Reform and Consumer Protection Act as (A) columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); gold; wolframite (the metal ore from which tungsten is extracted); or their derivatives; or (B) any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country.

GOOGLE

1. Overview

(A) Company

Google is a global technology leader that believes in the potential for technology to create a positive impact in the world. As our founders explained in their first letter to shareholders, our goal is to: “... develop services that significantly improve the lives of as many people as possible.” Our innovations in search and advertising have made our website widely used and our brand one of the most recognized in the world. We generate revenues primarily by delivering online advertising that consumers find relevant and that advertisers find cost-effective.

(B) In-Scope Products

In addition to advertising, Google generates revenue from the sale of hardware and other devices. The hardware and other devices that were considered in scope for this CMR pertain primarily to Chrome and Android-related devices. These product lines include a variety of consumer-facing devices such as phones, tablets, laptops, and other electronics.

(C) Supply Chain

Google’s supply chain consists of a diverse range of suppliers and several manufacturing models. The products described above were manufactured by other companies through models that range from licensing software with minimum hardware specifications to Google contracting directly with contract manufacturers. Whether Google is working with an Original Equipment Manufacturer or working more closely with the product’s design, Google is several tiers away from the smelter and country of origin of the 3TG used in our products. Google does not directly purchase raw materials. In addition, many of the suppliers we work with are not directly subject to the Rule and its corresponding regulations.

1.1 Google Conflict Minerals Policy

Google believes it is essential to establish validated, conflict-free sources of 3TG within the Covered Countries so that these minerals can be procured in a way that contributes to economic growth and development in the regions. To aid in this effort, we have established a conflict minerals policy and an internal team to implement the policy. Google’s conflict minerals policy is accessible on our website at www.google.com/about/company/conflict-minerals.html.

We expect our suppliers to source 3TG from certified conflict-free smelters (such as those audited through the Conflict-Free Sourcing Initiative’s (the “CFSI”) Conflict-Free Smelter Program (www.conflictfreesourcing.org)), perform due diligence on the source and chain of custody of the 3TG used in our products, and provide their due diligence measures to us upon request.

2. Google Reasonable Country of Origin Inquiry

To identify which of our suppliers to survey regarding the source of the 3TG used in our products, we inventoried our products to determine which were in scope of the Rule. Products were considered in scope if they were manufactured by us or contracted for manufacture by us between January 1, 2014 and December

31, 2014, and if they were intended to enter the stream of commerce.2 For products in scope, we identified and compiled a list of our suppliers from whom we needed to request information about their sourcing of 3TG (our “principal suppliers”).

We requested that such identified suppliers provide us with information regarding their supply chain using the Conflict Minerals Reporting Template (“CMRT”) from the CFSI, which included questions about location or mine of origin of the 3TG in the products, and obligated those suppliers to make similar efforts to survey their supply chains using the CMRT, and report the smelters and location or mine of origin of necessary 3TG. Google worked with our suppliers and a third party to assist in gathering and analyzing the returned CMRTs.

All of our principal suppliers from whom we requested information about their sourcing of 3TG returned CMRTs. Our suppliers provided data to us at either the supplier level or the product level but, in many cases, supplier responses did not relate specifically or solely to the products supplied to Google. Although we received a high supplier response rate, our suppliers identified many smelters in their supply chains that we were unable to verify as businesses with valid smelting operations. Additionally, some of our suppliers indicated that they are still in the process of gathering information from their suppliers. We continue to work with our suppliers to ensure that 100% of their suppliers are represented.

Supplier responses indicated that some of the smelters used by certain suppliers at various levels of our supply chain obtain 3TG from the Covered Countries. Supplier responses also indicated sourcing 3TG from outside of the Covered Countries, from recycled or scrap sources, and from unknown origins. Based on the results of our supply chain survey and due to the nature of our supply chain as described in Section 1(C) above, we were unable to verify with certainty the source and chain of custody of all of the 3TG used in our products. Due to the fact that suppliers have provided smelter names that are verified by the CFSI to obtain 3TG from the Covered Countries, we proceeded by conducting due diligence as described in Section 3 below.

3. Google Due Diligence

Our due diligence measures were designed in accordance with the framework set forth in The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition, 2013 (“OECD Guidance”), and the related Supplements for gold and for tin, tantalum, and tungsten.

Below is a description of Google’s due diligence activities performed for the 2014 reporting year as they relate to the five-step framework set forth in the OECD Guidance.

OECD Step 1 - Establish strong company management systems

•	Google’s conflict minerals policy described in Section 1.1 is publicly available on our website.

•	We have an internal team, which includes representatives from supply chain, legal, and finance organizations, that is responsible for our conflict minerals program.

•	We include responsible sourcing and due diligence requirements in Google’s Supplier Code of Conduct and in our supplier contract templates.

•	We have a grievance mechanism for reporting violations of Google’s policies.

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2 Products manufactured or contracted for manufacture by companies acquired by Google in the calendar year 2014, including Nest Labs, Inc., Dropcam, Inc., and Lift Labs, were considered out of scope in accordance with Instruction 3 to Form SD.

OECD Step 2 - Identify and assess risk in the supply chain

•	We requested that our principal suppliers that provide in-scope products or parts complete a CMRT in order to collect information about the smelters of 3TG used in our products.

•	We assessed the CMRTs received from our principal suppliers for completeness and reasonableness based on internally defined review criteria.

•
We validated whether each smelter disclosed by our principal suppliers was a verified smelter by checking against the smelter data provided by the CFSI, which also indicates if each smelter is designated as compliant by the CFSI. We have also integrated conflict minerals criteria into our Sustainable Supply Chain audit program.

OECD Step 3 - Design and implement a strategy to respond to identified risks

•	We have begun adding conflict-free criteria to our supplier selection process through the integration of conflict-free requirements in our contracts, Supplier Code of Conduct, and in RFPs.

•	We have begun to contact verified smelters that are not yet certified to emphasize the importance of being certified by the CFSI as conflict-free.

•	We have supported the CFSI’s programs such as the Conflict-Free Smelter Program and the Initial Audit Fund. We have also supported the Solutions for Hope Gold initiative.

OECD Step 4 - Carry out independent third-party audits of supply chain due diligence at identified points in the supply chain

•	Google joined the CFSI in 2013 (member ID: GOOG) and continues to be a member.

•	We rely upon the CFSI to validate that companies meet the criteria of smelter or refiner and then certify them as conflict-free.

OECD Step 5 - Report on supply chain due diligence

•	We publish a CMR annually, and our reports are accessible on our website at www.google.com/about/company/conflict-minerals.html.

4. Google Due Diligence Results

Smelter Disclosure

Based on our due diligence, we have reason to believe that a portion of the 3TG used in our products originated from the Covered Countries, but we have not identified any instances of sourcing that directly or indirectly supported conflict in the Covered Countries. Our conclusion is based on information provided by suppliers for the 2014 reporting period. In some instances, information provided by our suppliers was unverifiable or incomplete and, as such, we were unable to verify with certainty the source and chain of custody of all of the necessary 3TG in our products.

The results of Google’s due diligence on the 3TG used in our in-scope products are noted below:

Smelters*	Tin	Tungsten	Tantalum	Gold
Number of smelters	74	30	39	104
Number of smelters and refiners listed as “compliant” by the CFSI	30	10	37	63
* The table represents those smelters and refiners disclosed by our suppliers that are listed on the CFSI’s Standard Smelter List as having valid smelting or refining operations, and those which are listed as compliant based on information available on the CFSI's website (www.conflictfreesourcing.org) as of March 31, 2015. Please refer to Appendix I for a combined list of smelters as disclosed in this table and the table in Motorola's Section 4 below.

Efforts to Determine Mine or Location of Origin

As part of our due diligence process described in Section 3 above, Google has worked to ensure that our efforts to identify mines and the country of origin of the 3TG in our products has been reasonable and aligned to industry practices through our support of processes and tools developed by the CFSI.

5. Continuous Improvement in Understanding Source of Material

We recognize that efforts to reduce violence associated with conflict minerals are ongoing and require continually adapting to changing situations. We will continue to improve our compliance processes including, but not limited to, taking the following steps:

•	In the 2015 reporting year, we will continue to engage with suppliers to gain better visibility of the country of origin and chain of custody of the 3TG used in our products.

•
We will continue to use and encourage our principal suppliers to use publicly available tools from the CFSI and will continue to work with our principal suppliers and engage with our supply chain to increase the quality of the data provided to us.

•	We will continue to be a member of the CFSI.

•	We will continue to encourage our principal suppliers to source from conflict-free smelters that are listed as compliant by the CFSI.

•
As we enter into contracts with new suppliers and renew contracts with existing suppliers, we will include requirements that our suppliers support our conflict minerals policy and due diligence efforts.

•	We will continue in our efforts to implement a system that includes an online platform for storing and managing our conflict minerals due diligence procedures and results.

MOTOROLA

1. Overview

(A) Company and In-Scope Products

During the calendar year ended December 31, 2014, Motorola Mobility focused on mobile wireless devices and related products and services and generated revenues primarily by selling hardware products. Motorola Mobile products that were considered in scope for this CMR include converged mobile devices such as smartphones, headsets, and smartphone accessories.

(B) Supply Chain

We rely on our direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us - including sources of 3TG that are supplied to them from lower-tier suppliers. Contracts with our suppliers are frequently in force for one to three years, and we cannot unilaterally impose new contract terms or flow-down requirements. Given this constraint, we decided to incorporate our conflict minerals reporting requirements into Motorola Mobility’s Supplier Code of Conduct (http://responsibility.motorola.com/index.php/suppliers/scoc/), which is referenced in all supplier contracts. In such, we require suppliers to provide information about the sources of 3TG and smelters used in the production of our products. We also communicate supply chain reporting requirements on the Motorola Mobility Corporate Responsibility website (http://responsibility.motorola.com/index.php/suppliers/conflictminerals/).  As reporting requirements change, the Motorola Mobility Corporate Responsibility website and Supplier Code of Conduct are revised to reflect those requirements and such revisions are communicated to the suppliers.

1.1 Motorola Conflict Minerals Policy

Motorola intends to demonstrate compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act’s (the “Act”) provisions and corresponding enabling regulations regarding conflict minerals, as defined therein, including regulations promulgated by the SEC. To support such compliance, Motorola requires that each supplier will exercise due diligence to comply with, and to demonstrate compliance with, the Act to enable accurate reporting on the source and chain of custody of these minerals. Each supplier will make its due diligence measures available in the format specified by Motorola and will respond to the request for compliance information in a timely manner. Each supplier will have a policy to assure compliance with this policy and to reasonably assure that 3TG in the products they manufacture do not directly or indirectly finance or benefit armed groups that are perpetrators of serious human rights abuses in the Democratic Republic of the Congo or an adjoining country.

Motorola is committed to working with our global supply chain to ensure compliance with the SEC’s conflict minerals rules. We have established a conflict minerals compliance program that is designed to follow the framework established by the OECD. Our enterprise is fully engaged in implementing that program.

Our supplier contracts will include conflict mineral due diligence and reporting requirements. Any direct sourcing by Motorola of 3TG will only be from Democratic Republic of Congo conflict-free sources, as defined in the SEC’s conflict minerals rule. As we become aware of instances where minerals in our supply chain potentially finance armed groups, as defined in the SEC’s conflict minerals rule, we will work with our suppliers to find alternate conflict-free sources.

We are committed to promoting economic development in Africa through responsible commercial engagement, driving employee awareness, as well as through our corporate citizenship activities. For additional information about our commitment to responsible sourcing and other human rights, see our Supplier Code of Conduct on our website at: http://responsibility.motorola.com/index.php/suppliers/scoc/. Motorola’s Conflict Minerals Policy is also publicly available on our website at: http://responsibility.motorola.com/index.php/suppliers/conflictminerals/.

2. Motorola Reasonable Country of Origin Inquiry

It is not practicable to conduct a survey of all of our suppliers and we determined a reasonable approach would be to conduct a survey of the suppliers where the nature of the component, as per the supplier’s materials declaration, indicated that those components contained 3TG. We requested that suppliers producing in-scope components provide us information regarding their supply chain using the CMRT. We surveyed direct suppliers representing in excess of 95% of our 2014 expenditures for direct components. We assessed our industry as well as others and confirmed that this risk-based approach was consistent with how many peer companies approached the Rule.

Through our analysis of the smelter data provided by our suppliers, the CFSI’s Conflict-Free Smelter Program, and Solutions for Hope, we determined that some of our 3TG originated in the Covered Countries.

3. Motorola Due Diligence

Our conflict minerals due diligence measures have been designed to conform with the OECD Guidance as applicable for 3TG and downstream companies (as the term is defined in the OECD Guidance), in all material respects. We designed our due diligence measures to:

1.	establish strong company management systems for conflict minerals supply chain due diligence,

2.	identify and assess conflict minerals risks in our supply chain,

3.	design and implement strategies to respond to identified conflict minerals risks,

4.	contribute to independent third-party assessment of the due diligence practices of conflict minerals smelters by participating in industry organizations, and

5.	report on our conflict minerals supply chain due diligence activities.

Below is a description of Motorola’s due diligence activities performed for the 2014 reporting year:

•	established an internal team to implement the Motorola conflict minerals program;

•	established requirements and incorporated those requirements into supplier contracts to define Motorola’s expectations of suppliers regarding sourcing of 3TG and reporting of information to Motorola;

•	conducted a review to identify relevant direct suppliers of products containing necessary 3TG;

•
conducted supplier inquiries, which included questions about the location or mine of origin of the 3TG in our products, and obligated those suppliers to make similar efforts to survey their supply chains using the CMRT and report the smelters and location or mine of origin of necessary 3TG;

•
worked to verify that each smelter listed was a smelter and when a smelter name was provided by a supplier that we could not verify through existing smelter lists, we requested additional information from suppliers;

•	reviewed all supplier responses against established criteria for completeness, consistency, and risk; and

•
compared the smelters identified by suppliers indicating sourcing from the Covered Countries against the list of smelters that have received a “conflict-free” designation for 3TG as published by the CFSI.

4. Motorola Due Diligence Results

Based on our due diligence, we have reason to believe that a portion of the 3TG used in our products originated from the Covered Countries, but we have not identified any instances of sourcing that directly or indirectly supported conflict in the Covered Countries.

The results of Motorola’s due diligence on the 3TG used in our in-scope products are noted below:

Smelters*	Tin	Tungsten	Tantalum	Gold
Total number of smelters	65	22	26	92
Number of smelters and refiners listed as “compliant” by the CFSI	30	8	18	55
* The table represents those smelters and refiners disclosed by our suppliers that are listed on the CFSI’s Standard Smelter List as having valid smelting or refining operations, and those which are listed as compliant based on information available on the CFSI's website (www.conflictfreesourcing.org) as of March 31, 2015. Please refer to Appendix I for a combined list of smelters as disclosed in this table and the table in Google's Section 4 above.

5. Steps taken or to be taken to improve our due diligence and mitigate the risk of not conflict-free sourcing

We recognize that efforts to reduce violence associated with conflict minerals is an ongoing effort and requires continually adapting to changing situations. We will continue to improve our compliance processes including, but not limited to, taking the following steps:

•	Continued participation in the CFSI.

•	In the case of the products covered by this Form SD and CMR, we will continue to work with suppliers at all levels of the supply chain to increase the quality of the data provided to us.

APPENDIX I
Smelter List

Mineral	Smelter Name (* indicates CFSI Compliant Conflict-Free Smelter)
Gold	Aida Chemical Industries Co. Ltd.
Gold	Allgemeine Gold-und Silberscheideanstalt A.G. *
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Gold	AngloGold Ashanti Córrego do Sítio Minerção *
Gold	Argor-Heraeus SA *
Gold	Asahi Pretec Corporation *
Gold	Asaka Riken Co Ltd
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S. *
Gold	Aurubis AG *
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines) *
Gold	Bauer Walser AG
Gold	Boliden AB *
Gold	C. Hafner GmbH + Co. KG *
Gold	Caridad
Gold	CCR Refinery - Glencore Canada Corporation *
Gold	Cendres + Métaux SA
Gold	Chimet S.p.A. *
Gold	Chugai Mining
Gold	Colt Refining
Gold	Daejin Indus Co. Ltd
Gold	Daye Non-Ferrous Metals Mining Ltd.
Gold	Do Sung Corporation
Gold	Doduco
Gold	Dowa Mining Co., Ltd. *
Gold	Eco-System Recycling Co., Ltd. *
Gold	FSE Novosibirsk Refinery
Gold	Gansu Seemine Material Hi-Tech Co Ltd
Gold	Guangdong Jinding Gold Limited
Gold	Heimerle + Meule GmbH *
Gold	Heraeus Ltd. Hong Kong *
Gold	Heraeus Precious Metals GmbH & Co. KG *
Gold	Hunan Chenzhou Mining Group Co., Ltd.
Gold	Hwasung CJ Co. Ltd
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited
Gold	Ishifuku Metal Industry Co., Ltd. *
Gold	Istanbul Gold Refinery *
Gold	Japan Mint *
Gold	Jiangxi Copper Company Limited
Gold	Johnson Matthey Inc *

Gold	Johnson Matthey Ltd *
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant *
Gold	JSC Uralelectromed *
Gold	JX Nippon Mining & Metals Co., Ltd.
Gold	Kazzinc Inc. *
Gold	Kennecott Utah Copper LLC *
Gold	Kojima Chemicals Co., Ltd *
Gold	Korea Metal Co. Ltd
Gold	Kyrgyzaltyn JSC
Gold	L' azurde Company For Jewelry *
Gold	Lingbao Gold Company Ltd.
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.
Gold	LS-NIKKO Copper Inc. *
Gold	Luoyang Zijin Yinhui Metal Smelt Co Ltd
Gold	Materion *
Gold	Matsuda Sangyo Co., Ltd. *
Gold	Met-Mex Peñoles, S.A. *
Gold	Metalor Technologies (Hong Kong) Ltd *
Gold	Metalor Technologies (Singapore) Pte. Ltd. *
Gold	Metalor Technologies SA *
Gold	Metalor USA Refining Corporation *
Gold	Mitsubishi Materials Corporation *
Gold	Mitsui Mining and Smelting Co., Ltd. *
Gold	Moscow Special Alloys Processing Plant
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª. *
Gold	Navoi Mining and Metallurgical Combinat
Gold	Nihon Material Co. LTD *
Gold	Ohio Precious Metals, LLC *
Gold	Ohura Precious Metal Industry Co., Ltd *
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet) *
Gold	OJSC Kolyma Refinery
Gold	PAMP SA *
Gold	Penglai Penggang Gold Industry Co Ltd
Gold	Prioksky Plant of Non-Ferrous Metals
Gold	PT Aneka Tambang (Persero) Tbk *
Gold	PX Précinox SA *
Gold	Rand Refinery (Pty) Ltd *
Gold	Royal Canadian Mint *
Gold	Sabin Metal Corp.
Gold	Samduck Precious Metals
Gold	SAMWON METALS Corp.
Gold	Schöne Edelmetaal B.V. *
Gold	SEMPSA Joyería Platería SA *
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd *
Gold	So Accurate Group, Inc.
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals

Gold	Solar Applied Materials Technology Corp. *
Gold	Sumitomo Metal Mining Co., Ltd. *
Gold	Tanaka Kikinzoku Kogyo K.K. *
Gold	The Great Wall Gold and Silver Refinery of China
Gold	The Refinery of Shandong Gold Mining Co. Ltd *
Gold	Tokuriki Honten Co., Ltd *
Gold	TongLing Nonferrous Metals Group Holdings Co., Ltd.
Gold	Torecom
Gold	Umicore Brasil Ltda *
Gold	Umicore Precious Metals Thailand *
Gold	Umicore SA Business Unit Precious Metals Refining *
Gold	United Precious Metal Refining, Inc. *
Gold	Valcambi SA *
Gold	Western Australian Mint trading as The Perth Mint *
Gold	Yamamoto Precious Metal Co., Ltd.
Gold	Yokohama Metal Co Ltd
Gold	Yunnan Copper Industry Co Ltd
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation *
Gold	Zijin Mining Group Co. Ltd *
Tin	Alpha *
Tin	China Rare Metal Materials Company
Tin	China Tin Group Co., Ltd.
Tin	CNMC (Guangxi) PGMA Co. Ltd.
Tin	Cooper Santa
Tin	CV Gita Pesona
Tin	CV Makmur Jaya
Tin	CV Nurjanah
Tin	CV Serumpun Sebalai
Tin	CV United Smelting *
Tin	Dowa Mining Co., Ltd. *
Tin	Empresa Metallurgica Vinto *
Tin	Estanho de Rondônia S.A.
Tin	Fenix Metals
Tin	Gejiu Kai Meng Industry and Trade LLC
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd. *
Tin	Gejiu Zi-Li
Tin	Huichang Jinshunda Tin Co. Ltd
Tin	Jiangxi Nanshan
Tin	Kai Unita Trade Limited Liability Company
Tin	Linwu Xianggui Smelter Co
Tin	Magnu's Minerais Metais e Ligas LTDA *
Tin	Malaysia Smelting Corporation (MSC) *
Tin	Melt Metais e Ligas S/A *
Tin	Metallo Chimique *
Tin	Mineração Taboca S.A. *
Tin	Minsur *

Tin	Mitsubishi Materials Corporation *
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company
Tin	Novosibirsk Integrated Tin Works
Tin	O.M. Manufacturing (Thailand) Co., Ltd.
Tin	O.M. Manufacturing Philippines, Inc.
Tin	Operaciones Metalurgical S.A. *
Tin	PT Alam Lestari Kencana
Tin	PT Artha Cipta Langgeng
Tin	PT ATD Makmur Mandiri Jaya *
Tin	PT Babel Inti Perkasa *
Tin	PT Babel Surya Alam Lestari
Tin	PT Bangka Kudai Tin
Tin	PT Bangka Putra Karya *
Tin	PT Bangka Timah Utama Sejahtera
Tin	PT Bangka Tin Industry *
Tin	PT Belitung Industri Sejahtera
Tin	PT BilliTin Makmur Lestari
Tin	PT Bukit Timah *
Tin	PT DS Jaya Abadi *
Tin	PT Eunindo Usaha Mandiri *
Tin	PT Fang Di MulTindo
Tin	PT HP Metals Indonesia
Tin	PT Inti Stania Prima
Tin	PT Justindo
Tin	PT Karimun Mining
Tin	PT Koba Tin
Tin	PT Mitra Stania Prima
Tin	PT Panca Mega Persada *
Tin	PT Pelat Timah Nusantara Tbk
Tin	PT Prima Timah Utama *
Tin	PT Refined Banka Tin *
Tin	PT Sariwiguna Binasentosa *
Tin	PT Seirama Tin investment
Tin	PT Stanindo Inti Perkasa *
Tin	PT Sumber Jaya Indah
Tin	PT Supra Sukses Trinusa
Tin	PT Tambang Timah *
Tin	PT Timah (Persero), Tbk *
Tin	PT Tinindo Inter Nusa
Tin	PT Tommy Utama
Tin	PT Yinchendo Mining Industry
Tin	RUI DA HUNG
Tin	Soft Metais, Ltda.
Tin	Thaisarco *
Tin	White Solder Metalurgia e Mineração Ltda. *
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.

Tin	Yunnan Tin Company Limited *
Tantalum	Changsha South Tantalum Niobium Co., Ltd. *
Tantalum	Conghua Tantalum and Niobium Smeltry *
Tantalum	Duoluoshan Sapphire Rare Metal Co., Ltd. *
Tantalum	Exotech Inc. *
Tantalum	F&X Electro-Materials Ltd. *
Tantalum	Global Advanced Metals Aizu *
Tantalum	Global Advanced Metals Boyertown *
Tantalum	Guangdong Zhiyuan New Material Co., Ltd. *
Tantalum	H.C. Starck Co., Ltd. *
Tantalum	H.C. Starck GmbH Goslar *
Tantalum	H.C. Starck GmbH Laufenburg *
Tantalum	H.C. Starck Hermsdorf GmbH *
Tantalum	H.C. Starck Inc. *
Tantalum	H.C. Starck Ltd. *
Tantalum	H.C. Starck Smelting GmbH & Co.KG
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd. *
Tantalum	Hi-Temp Specialty Metals, Inc. *
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd. *
Tantalum	Jiujiang Tanbre Co., Ltd. *
Tantalum	KEMET Blue Metals *
Tantalum	Kemet Blue Powder *
Tantalum	King-Tan Tantalum Industry Ltd *
Tantalum	LSM Brasil S.A. *
Tantalum	Metallurgical Products India (Pvt.) Ltd. *
Tantalum	Mineração Taboca S.A. *
Tantalum	Mitsui Mining and Smelting Co., Ltd. *
Tantalum	Molycorp Silmet A.S. *
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd. *
Tantalum	Plansee SE Liezen *
Tantalum	Plansee SE Reutte *
Tantalum	QuantumClean *
Tantalum	RFH Tantalum Smeltry Co., Ltd *
Tantalum	Shanghai Jiangxi Metals Co., Ltd.
Tantalum	Solikamsk Metal Works *
Tantalum	Taki Chemicals *
Tantalum	Telex *
Tantalum	Ulba *
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd *
Tantalum	Zhuzhou Cement Carbide *
Tungsten	A.L.M.T. Corp.
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.
Tungsten	Dayu Weiliang Tungsten Co., Ltd.
Tungsten	Fujian Jinxin Tungsten Co., Ltd.
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd. *

Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd. *
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd. *
Tungsten	Global Tungsten & Powders Corp. *
Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd.
Tungsten	H.C. Starck GmbH
Tungsten	H.C. Starck Smelting GmbH & Co.KG
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd. *
Tungsten	Japan New Metals Co., Ltd. *
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd. *
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.
Tungsten	Jiangxi Richsea New Materials Co., Ltd.
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.
Tungsten	Kennametal Fallon
Tungsten	Kennametal Huntsville
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd. *
Tungsten	Wolfram Bergbau und Hütten AG
Tungsten	Wolfram Company CJSC
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd. *
Tungsten	Xiamen Tungsten Co., Ltd. *
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.